As filed with the Securities and Exchange Commission on January 5, 2016.

Registration Nos. 333-200865

333-182129

333-176948

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 (No. 333-200865)

Post-Effective Amendment No. 1 to Form S-8 (No. 333-182129)

Post-Effective Amendment No. 1 to Form S-8 (No. 333-176948)

FORM S-8

UNDER
THE SECURITIES ACT OF 1933

CIFC LLC

(Exact Name of Registrant as Specified in Its Governing Document)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

36-4814372
(I.R.S. Employer Identification No.)

250 Park Avenue, 4th Floor
New York, NY 10177
(212) 624-1200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CIFC LLC Amended and Restated 2011 Share Option and Incentive Plan
(Full Title of the Plan)

Julian Weldon
General Counsel, Chief Compliance Officer and Secretary
250 Park Avenue, 4th Floor
New York, NY 10177
(212) 624-1200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Propose Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares		(1)		(1)		(1)		(1)

(1) No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-200865, 333-182129 and 333-176948. Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statements on Form S-8, having file nos. 333-200865, 333-182129 and 333-176948 (collectively, the “Registration Statements”), initially filed by CIFC Corp., a Delaware corporation (“CIFC Corp.” or the “Predecessor Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”). This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by CIFC LLC, a Delaware limited liability company (“CIFC LLC,” the “Company” or the “Registrant”), as the successor registrant to CIFC Corp. to reflect the merger of CIFC Corp. with and into CIFC Merger Corp., a Delaware corporation and wholly owned subsidiary of CIFC LLC, with CIFC Corp. as the surviving entity and wholly owned subsidiary of CIFC LLC (the “Merger”). The Merger was completed pursuant to the Agreement and Plan of Merger, dated November 11, 2015, by and among CIFC Corp., CIFC LLC and CIFC Merger Corp. (the “Merger Agreement”). The Merger became effective on December 31, 2015.

The Registration Statements collectively covered up to an aggregate of 6,181,929 shares of the Predecessor Registrant’s common stock, par value $0.001 per share, for issuance pursuant to the CIFC Corp. 2011 Stock Option and Incentive Plan (the “Prior Plan”). The awards outstanding under the Prior Plan, consisting of 3,463,713 stock options and 2,421,677 restricted stock units, have been assumed by CIFC LLC under the CIFC LLC Amended and Restated 2011 Share Option and Incentive Plan (the “Plan”), and the Prior Plan has been superseded by the Plan. In addition, 296,539 shares of the Predecessor Registrant’s common stock were available for issuance in connection with future awards at the time of the Merger. Accordingly, 296,539 common shares representing limited liability company interests in CIFC LLC will be available for issuance in connection with future awards pursuant to the Plan. The registration fees were paid at the time of filing the original Registration Statements.

In the Merger, all outstanding shares of CIFC Corp.’s common stock were converted on a one-for-one basis into common shares representing the right to receive limited liability company interests in CIFC LLC. Immediately following the Merger, each holder of securities in CIFC Corp. held the same relative equity ownership position as they held immediately prior to the Merger, except that CIFC Corp.’s stockholders now hold common shares representing limited liability company interests in CIFC LLC instead of common stock in CIFC Corp.

In addition, pursuant to the Merger Agreement, CIFC LLC assumed all CIFC Corp. common stock options and all restricted stock unit awards covering shares of CIFC Corp. common stock that were outstanding under the Prior Plan at the time of the Merger, and all rights to acquire shares of CIFC Corp. common stock were converted into rights to acquire common shares representing limited liability company interests in CIFC LLC. The terms and conditions that were in effect immediately prior to the Merger under each outstanding equity award assumed by CIFC LLC under the Plan continue in full force and effect after the Merger, except that the shares issuable under each such award are common shares representing limited liability company interests in CIFC LLC instead of shares of CIFC Corp. common stock.

Following the Merger, CIFC LLC is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. In accordance with paragraph (d) of Rule 414 under the Securities Act, CIFC LLC hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Plan is attached hereto as Exhibit 99.2. The Plan has been amended and restated to (i) replace references to the Predecessor Registrant with references to CIFC LLC and (ii) replace references to CIFC Corp. common stock with references to common shares representing limited liability company interests in CIFC LLC and (iii) delete provisions relating to incentive stock options. No other substantive amendments or modifications have been made to the Plan pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Post-Effective Amendment in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this registration statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Post-Effective Amendment or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed with the Commission:

(a)           The Predecessor Registrant’s Annual Report on Form 10-K for year ended December 31, 2014;

(b)           Amendment No. 1 on Form 10-K/A to the Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014;

(c)           The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

(d)           The Predecessor Registrant’s Current Reports on Form 8-K filed on June 26, 2015, July 28, 2015, September 24, 2015, October 26, 2015 (except for the information furnished pursuant to item 7.01 therein), October 29, 2015, November 2, 2015, December 17, 2015 and January 5, 2016;

(e)           The Registrant’s Current Report on Form 8-K filed on January 5, 2016; and

(f)            The description of the common shares representing limited liability company interests in the Registrant contained in the Registrant’s Registration Statement on Form S-4 effective November 17, 2015, and any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Indemnification.

The Amended and Restated Limited Liability Company Agreement of CIFC LLC (the “LLC Agreement”) provides for indemnification of CIFC LLC’s officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as may be amended or judicially interpreted, as if CIFC LLC were a Delaware corporation governed by the DGCL and such directors and officers were directors or officers of a Delaware corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Exculpation.

The LLC Agreement provides that, to the fullest extent permitted under Section 102(b)(7) of the DGCL for a corporation, as may be amended to further eliminate or limit the personal liability of directors, a director of CIFC LLC shall not be liable to the shareholders of CIFC LLC for monetary damages for breach of a fiduciary duty in the same manner as if CIFC LLC was a Delaware corporation and CIFC LLC directors and shareholders were directors and stockholders of a Delaware corporation.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of the payment of a dividend or approval of a stock repurchase in violation of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Insurance.

Pursuant to the LLC Agreement, CIFC LLC may maintain insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of CIFC LLC or is or was serving at the request of CIFC LLC or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See the Index to Exhibits attached hereto.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

(A)          Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)          Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of January, 2016.

CIFC LLC
By:	/s/ Rahul Agarwal
Name: Rahul Agarwal
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Investment Officer and Co-President (Principal Executive Officer)	January 5, 2016
Stephen J. Vaccaro

*	Co-President (Principal Executive Officer)	January 5, 2016
Oliver Wriedt

/s/ Rahul Agarwal	Chief Financial Officer (Principal Financial and Accounting Officer)	January 5, 2016
Rahul Agarwal

	Director	January 5, 2016
Paolo Amato

*	Director	January 5, 2016
Ehud Barak

*	Director	January 5, 2016
Jason Epstein

*	Director	January 5, 2016
Peter Gleysteen

*	Director	January 5, 2016
Andrew Intrater

*	Director	January 5, 2016
Robert B. Machinist

*	Director	January 5, 2016
Marco Musetti

*	Director	January 5, 2016
Daniel K. Schrupp

*		Director	January 5, 2016
Jeffrey S. Serota

*		Director	January 5, 2016
Stephen F. Smith

* By:	/s/ Rahul Agarwal
Rahul Agarwal
as Attorney-in-fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number		Description of Exhibit

4.1

Certificate of Formation of CIFC LLC, dated as of July 24, 2015 (filed as Exhibit 3.1 to CIFC LLC’s Registration Statement on Form S-4 filed with the Commission on August 17, 2015 and incorporated by reference herein).

4.2

Amended and Restated Limited Liability Company Agreement of CIFC LLC, dated December 31, 2015 (filed as Exhibit 3.1 to CIFC LLC’s Current Report on Form 8-K filed with the Commission on January 5, 2016 and incorporated by reference herein).

5.1	*	Opinion of Simpson Thacher & Bartlett LLP.

23.1	*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

23.2	*	Consent of Deloitte & Touche LLP.

99.1

Agreement and Plan of Merger, dated as of November 11, 2015, among CIFC LLC, CIFC Corp. and CIFC Merger Corp. (filed as Exhibit 2.1 to CIFC Corp.’s Quarterly Report on Form 10-Q filed with the Commission on November 16, 2015 and incorporated herein by reference).

99.2	*	CIFC LLC Amended and Restated 2011 Share Option and Incentive Plan.

*                 Filed herewith.